CODE OF ETHICS FOR
DIRECTORS, OFFICERS AND EMPLOYEES
HUDSON VALLEY HOLDING CORP.

TABLE OF CONTENTS

I. Introduction

II. Honesty and Candor in all our Activities

A. Banking is a Business Based on Mutual Trust

B. The Maintenance of Personal Integrity Requires Constant and Continuous Personal Attention

C. The Company Places Personal Honesty and Integrity at the Pinnacle of our Value System

D. Drugs

E. Corporate Opportunities

III. Fairness in all our Dealings

A. All Our Activities Must be Based on Fairness and Mutual Respect

B. Fair Competition is Both a Legal and Ethical Mandate

IV. Avoidance of Conflicts of Interest

A. Every Conceivable Conflict of Interest or Breach of Confidence Shall be Avoided

B. Confidential Information Must Always be Properly Safeguarded

C. Every Effort Must be Expended in Order to Protect the Privacy of Customers

D. Responsible and Successful Banking Requires Involvement with Many Organizations

V. Integrity in the Use of Corporate Resources

A. All Corporate Resources Must be Treated as Precious Assets

B. The Company Competes for Business Solely on the Basis of Quality and Price

C. Loan and Investment Decisions Must be Made in a Responsible and Prudent Manner

D. Bequests, Legacies, and Fiduciary Appointments

VI. VII. VIII. IX.	Banking Industry Privacy Principles Disclosure Statement and Compliance Whistleblower Program Amendments

CODE OF ETHICS FOR
DIRECTORS, OFFICERS AND EMPLOYEES

I.	Introduction

This Code of Ethics reaffirms the basic policies of ethical conduct expected of directors, officers and employees of Hudson Valley Holding Corp., Hudson Valley Bank, N.A., and any and all of their subsidiaries (collectively, the “Company”).

II.	Honesty and Candor in all our Activities

A.	Banking is a Business Based on Mutual Trust

It is the policy of the Company that all directors, officers and employees will conduct their affairs with absolute honesty. The foundation of our business is faith, trust, and public confidence. As bankers, we bear special responsibilities for high standards in our personal and professional behavior.

Basic to this policy is the requirement that all directors, officers and employees shall comply with:

1.	the spirit and letter of all laws and regulations which relate to the Company’s activities;

2.	all internal policy directives and regulations; and

3.	all internal and external investigations in order to resolve allegations of wrongdoing such as, but not limited to, claims of discrimination including sexual harassment.

B.	The Maintenance of Personal Integrity Requires Constant and Continuous Personal Attention

Directors, officers and employees shall not offer, solicit, or accept personal fees, commissions, or other forms of remuneration in connection with their duties as directors, officers and employees of the Company. Directors, officers and employees shall not offer, solicit, or accept gifts, gratuities, or other benefits of significant value to or from customers (or potential customers) or suppliers. Any unsolicited gift with a monetary value of over $100 is required to be returned to the gifter and must be reported in memo form to the Board of Directors.

A “conflict of interest” occurs when an individual’s private interests interfere in any way, or even appears to interfere, with the interests of the Company as a whole.

Directors, officers and employees must avoid any conflict between personal interests and the interests of the Company. Directors, officers and employees shall disclose transactions involving their families, customers, or suppliers of the Company to avoid any conflict of interest or any appearance of impropriety. Directors, officers and employees shall not make any express or implied commitments with respect to the Company without prior authorization in accordance with appropriate procedures. All commitments should be clearly and promptly expressed to the customer in writing.

Directors, officers and employees shall comply at all times with the accounting policies established by the Company. All corporate records shall accurately reflect the relevant transactions. Any errors or discrepancies shall be corrected immediately. All financial statements shall conform with generally accepted accounting principles.

C.	The Company Places Personal Honesty and Integrity at the Pinnacle of Our Value System

Directors, officers and employees who have knowledge of any illegal or possibly unethical conduct affecting the Company are expected to immediately report the same to the Board of Directors. Complete candor of our directors, officers and employees with the Board of Directors, our legal counsel, or internal or external auditors is essential. Any factual concealment, regardless of reasons, will be considered a violation of this Code of Ethics.

D.	Drugs

The Company is aware that our entire society faces problems with drug abuse and narcotic addiction. We further recognize that a director, officer or employee who is abusing drugs of any kind cannot perform his or her service to the Company efficiently. Our policy is to try to rehabilitate the drug user, and efforts toward rehabilitation will be made in all cases. However, the use, possession, transfer, or sale of drugs on any of the Company’s locations, except for indicated legal and medical purposes, constitutes grounds for immediate termination as a director, officer or employee and, where appropriate, will be reported to the appropriate law enforcement agencies.

E.	Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

III.	Fairness in all our Dealings

A.	All Our Activities Must be Based on Fairness and Mutual Respect

Officers and employees are to maintain high standards in employment practices. The letter and spirit of all State and Federal employment statutes and regulations shall be observed.

Officers and employees shall treat each other with respect, consideration, and understanding. Job-related problems shall be discussed openly; any differences shall be resolved promptly. No harassment shall be tolerated.

Customers, potential customers, and the communities we serve shall be treated with equal respect. This requires courteous service, ethical business conduct, and proper recognition of all applicable laws and customs.

B.	Fair Competition is Both a Legal and Ethical Mandate

Directors, officers and employees shall not hold discussions, nor enter into arrangements with competitors regarding competitive policies. Frequently, however, banking involves cooperation and the use of consortia. In these cases, discussions must be limited to the specific transaction involved. If any director, officer or employee has doubts about the propriety of any such discussions, the matter should be referred to the Company’s counsel.

IV.	Avoidance of Conflicts of Interest

A.	Every Conceivable Conflict of Interest or Breach of Confidence Shall be Avoided

Bankers gain intimate knowledge of the financial affairs of their customers and other parties. It is imperative that we maintain the trust of our customers, shareholders, and the public by avoiding every conceivable conflict between personal interests and the interests of the Company. Likewise, in order to maintain and safeguard this trust, it is equally necessary to avoid even the appearance of a conflicted interest. Thus (unless consent is obtained), directors, officers and employees shall not act on behalf of the Company in conducting any transactions involving customers with whom they or their families have significant financial or other connections.

Directors, officers and employees shall scrupulously avoid the use of confidential or “inside” information in personal transactions. Further, directors, officers and employees shall not engage in any personal trading or investment which creates even the appearance of a conflict of interest.

Directors, officers and employees must also be careful to avoid excessive speculation or risk in their personal financial activities. Banking is a prudent business and directors, officers and employees should be careful to avoid overextension in their personal as well as business dealings.

B.	Confidential Information Must Always be Properly Safeguarded

Confidential information shall be safely maintained and safeguarded. Confidential information includes information regarding customers, employees, or others, and all non-public information entrusted to an employee or director by virtue of his or her position with the Company. Such information shall not be discussed internally or externally except when required by law or in the normal and direct conduct of the Company’s business. The first obligation of any director, officer or employee who receives a subpoena, or other request which seeks disclosure or confidential information, is to inform the Board of Directors and, when appropriate, to obtain guidance and advice from the Company’s legal counsel. Use of confidential customer information must be restricted to that which is absolutely necessary in the proper and legitimate conduct of the Company’s business.

C.	Every Effort Must be Expended in Order to Protect the Privacy of Customers

Directors, officers and employees must always be conscious that random or innocent remarks concerning the Company’s customers may be misinterpreted and can otherwise violate the integrity of the Company’s relationships. It is noted that there is a growing requirement of public disclosure concerning the business of banks. In any case, the following may not be disclosed:

1.	Bank examination reports or other reports filed or prepared for the Company’s regulators;

2.	the Company’s or customers’ proprietary information with respect to planned mergers and acquisitions, investments, trading, earnings, cash flow, identity of customers, business plans, marketing strategies, or business opportunities;

3.	computer-based data, codes or passwords; and

4.	material inside information which might influence an investment decision. In this regard, there are laws prohibiting the improper use of insider information. The term “insider” is very broad and may cover not only directors, officers and employees, but also their family and friends. Therefore, any information not generally available to the public must be treated with the utmost confidence and must never be used by directors, officers and employees in connection with the purchase or sale of securities.

D.	Responsible and Successful Banking Requires Involvement with Many Organizations

The Company values the outside involvement of its directors, officers and employees in profit and non-profit organizations. However, conflicts of interest must be avoided in these involvements.

Directors, officers and employees must secure approval of the Board of Directors prior to serving as officers or directors of any outside for-profit enterprises. The Company may require adequate prior written assurances that their involvement will not create a conflict of interest. Under Federal law, it is prohibited under some circumstances for directors and officers to serve in similar positions with non-affiliated depository institutions. Guidance on management interlock restrictions should be sought from general counsel.

Prior Board of Directors’ clearance is also required before directors, officers and employees may serve on governmental agencies or committees, or hold public office.

Service with non-profit and charitable organizations is encouraged. Directors, officers and employees must secure approval of the Board of Directors prior to serving as officers or directors of any not-for-profit or community organization. There are cases, however, where conflicts of interest or breaches of customer confidentiality could result from such service. Should any such difficulty arise, the general counsel’s office should be consulted.

V.	Integrity in the Use of Corporate Resources

A.	All Corporate Resources Must be Treated as Precious Assets

In banking, perhaps more than any other field, it is vital that we treat all of our resources, including the corporate name, as precious assets. Directors, officers and employees shall in no instance use these assets in any way that is or could be interpreted as imprudent, improper, or for personal benefit. The use of data processing resources and the information contained therein shall be scrupulously maintained and controlled.

Contributions of money, goods, or services by the Company in support of a candidate for office or political parties of candidates are illegal. Even if such contributions by the Company might be permissible in some jurisdictions, contributions may only be made on a very selective basis and only after senior management has thoroughly considered and approved the proposed contribution.

As to individual political involvement, the Company encourages its directors, officers and employees to participate in political activity on their own time. Such participation is entirely voluntary, and no director, officer or employee shall be reimbursed or compensated for these involvements. Some contributions to candidates for office or political parties at the state or local level may prohibit the bank from doing business with that jurisdiction and thus may only be made on a very selective basis and only after senior management has thoroughly considered and approved the proposed contribution.

The Company regularly engages the services of brokers, suppliers, dealers, appraisers, consultants, and advisors. These services must be chosen on the basis of their quality and cost effectiveness alone. No fees or commissions shall be payable to such individuals except for business purposes.

B.	The Company Competes for Business Solely on the Basis of Quality and Price

Directors, officers and employees shall never enter into any arrangement nor make any payment which violates the above principle, lowers the Company’s ethical standards, or could conceivably bring disrepute to the Company. Gifts, payments of money, bribes, kickbacks, and lavish entertainment intended to buy business or influence are strictly prohibited.

Even though a certain practice may not be unlawful as judged by the morals of the marketplace, directors, officers and employees shall strive to maintain the highest ethical standards in all business dealings of the Company.

C.	Loan and Investment Decisions Must be Made in a Responsible and Prudent Manner

Loan applications will be approved or denied based solely on objective criteria. No external or subjective criteria may be considered. Full disclosure of all information relating to a proposed loan shall be made by the employees handling the application. Likewise, the Company’s investment decisions shall be based solely on objective criteria and shall not be influenced by conflicted interests.

D.	Bequests, Legacies, and Fiduciary Appointments

Customers sometimes seek to express appreciation to directors, officers or employees through legacies or appointments under their wills. Such bequests or arrangements should be declined due to the potential misinterpretation involved.

VI.	Banking Industry Privacy Principles

The following is the Company’s Privacy Principles. You are expected to comply with this policy.

The banking industry has a tradition of safeguarding customer’s private financial information, and we at the Company are committed to upholding that tradition.

We will always value the trust of our customers and the importance of keeping their personal financial information confidential.

We will use the information responsibly in order to provide our customers with significant benefits, including fraud prevention, improved products and services and to comply with laws and regulations.

We will not reveal any private financial information to third parties for their own independent use unless you tell us to, or unless it is to help complete one of your transactions, or as permitted or required by law.

We will establish procedures to maintain accurate information and respond in a timely manner to our customers’ requests to change or correct information.

We will require the companies we do business with to abide by our privacy policy to maintain the confidentiality of our customers’ information.

We hold our directors, officers and employees to the highest standard of conduct in ensuring the confidentiality of customer information.

We will use a combination of safeguards to protect our customers against the criminal use of their information and to prevent unauthorized access to it.

VII.	Disclosure Statement and Compliance

Upon election to the Board of Directors and annually thereafter, all directors shall complete a Disclosure Statement. Upon employment and annually thereafter, all officers and employees shall complete a Disclosure Statement. This statement will require directors, officers and employees to acknowledge that they have read this Code of Ethics, they have not violated its provisions, nor are they aware of any violations. Any conduct which may be in violation of this Code of Ethics must be fully disclosed.

Should a situation arise where any director, officer or employee is aware of irregularities or non-compliance with the provisions of this Code of Ethics on the part of any other director, officer or employee, confidential disclosure of such must be directed to the President or the director of Human Resources.

Should a director, officer or employee have any questions regarding this Code of Ethics or the propriety of any activity in which he or she (or any other employee or director) is engaging or about to engage, guidance may be sought from the director of Human Resources as to compliance with the Code of Ethics and the best course of action.

Retaliation will not be tolerated against any director, officer or employee who discloses information in good faith.

Violations of this Code of Ethics may constitute grounds for termination of service as a director, officer or employee or reprimand, as the circumstances warrant. However, if a director, officer or employee promptly discloses any violations of this Code of Ethics, such disclosure will be considered a mitigating circumstance, so as to lessen the disciplinary action to be taken.

VIII. Whistleblower Program

The Company, in conformity with the Sarbanes/Oxley Act of 2002 — Section 301, has established a Whistleblower Program under the authority and supervision of the Audit Committee. This program establishes procedures for:

A.	The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters; and

B.	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

This program provides a means for employees to communicate upstream, anonymously if so desired, other than through their direct supervisor.

It is the policy of the Board of Directors that no one imposes retribution on employees that report improprieties.

All accounting complaints should be directed to either Executive Management or to any member of the Board of Directors. All matters raised will be forwarded to the Company’s Audit Committee for review and for appropriate action. The Audit Committee shall investigate each matter and will provide feedback on its findings to the reporting person, if so identified.

Employees may contact members of Executive Management or the Board by confidential correspondence, by e-mails, telephone or in person. E-mail and telephone contact information is published in the Company’s internal directory.

The Audit Committee shall maintain records of all reports of accounting impropriety and record their findings, recommendations and actions.

IX. Amendments and Waivers

Amendments to this Code of Ethics for directors, officers and employees may only be approved by the Board of Directors.

Waivers for executive officers or directors may be granted only by the Board of Directors or a Board Committee.

Any such waiver will be disclosed by the Company to the extent required by applicable law or regulation.

July 26, 2011

Disclosure Statement
Hudson Valley Holding Corp.

I have received and read the Hudson Valley Holding Corp. Code of Ethics for Directors, Officers and Employees Policy dated July 26, 2011 and agree to abide by its provisions at all times. Within its meaning, expressed and implied, I am not and have not been aware of any circumstance or activity of a personal or family nature which would conflict with the interest of Hudson Valley Holding Corp., and all subsidiaries, except as indicated below. Likewise, if the Code of Ethics requires disclosure of any information, use the space provided below. I am aware of no violations (or possible violations) of the Code of Ethics.

(If you do not have information to report, please write “none”.)

Name and Title:

Signature:

Department or Division:

Circumstance or Activity to be Reported: